DRAKEFORD & DRAKEFORD, LLC

August 20, 2009

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Dear Sir/Madam:

Drakeford & Drakeford, LLC agrees with the statements to Item 4.01 on Form 8-K/A of Adventure Energy, Inc. dated August 20, 2009.

/s/ Drakeford & Drakeford, LLC
Drakeford & Drakeford, LLC